Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2023

Financial Results

IRVINE, California – October 26, 2022—Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the second fiscal quarter ended September 24, 2022. The Company has also filed a Supplemental Financial Presentation that has been made available at investor.bootbarn.com.

For the quarter ended September 24, 2022:

●	Net sales increased 12.4% over the prior-year period to $351.5 million, cycling 69.5% net sales growth in the prior-year period.
●	Same store sales increased 2.3% compared to the prior-year period, cycling 61.7% same store sales growth in the prior-year period. The 2.3% increase in consolidated same store sales is comprised of an increase in retail store same store sales of 3.9% and a decrease in e-commerce same store sales of 7.0%.
●	Net income was $32.1 million, or $1.06 per diluted share, compared to $37.9 million, or $1.25 per diluted share in the prior-year period. Excluding a $0.03 per share tax benefit related primarily to income tax accounting for share-based compensation, net income per diluted share was $1.22 in the prior-year period.
●	The Company opened 10 new stores bringing its total count to 321.

“We are pleased to have followed up our strong start to fiscal 2023 with solid second quarter results,” said Jim Conroy, President and Chief Executive Officer. “Sales and earnings exceeded expectations as the market share gains we’ve made over the past two years proved sustainable despite the multiple headwinds pressuring consumer discretionary spending. Our top-line performance was driven by new store expansion and positive retail store same store sales growth, which were up mid-single digits for the quarter. This was accompanied by further merchandise margin expansion fueled primarily by an increase in exclusive brand penetration and better full-price selling. While current macroeconomic factors are creating general marketplace uncertainty, we feel good about our prospects for the upcoming holiday season, and remain very confident in our ability to deliver profitable growth and increased shareholder value over the long-term.”

Operating Results for the Second Quarter Ended September 24, 2022 Compared to the Second Quarter Ended September 25, 2021

●	Net sales increased 12.4% to $351.5 million from $312.7 million in the prior-year period. Consolidated same store sales increased 2.3% with retail store same store sales increasing 3.9% and e-commerce same store sales decreasing 7.0%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months and the increase in consolidated same store sales, which saw an increase in average unit retail prices, driven in part by inflation.

●	Gross profit was $129.1 million, or 36.7% of net sales, compared to $118.2 million, or 37.8% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The decrease in gross profit rate of 110 basis points was driven by 160 basis points of deleverage in buying, occupancy and distribution center costs, partially offset by a 50 basis-point increase in merchandise margin. The merchandise margin expansion was primarily a result of growth in exclusive brand penetration and better full-price selling.
●	Selling, general and administrative expenses were $84.9 million, or 24.2% of net sales, compared to $68.0 million, or 21.8% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, other store-related expenses and marketing expenses compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales increased by 240 basis points primarily as a result of higher marketing expenses, other store-related expenses and higher store payroll.
●	Income from operations decreased $6.0 million to $44.2 million, or 12.6% of net sales, compared to $50.1 million, or 16.0% of net sales, in the prior-year period, primarily due to higher selling, general and administrative expenses.
●	Net income was $32.1 million, or $1.06 per diluted share, compared to net income of $37.9 million, or $1.25 per diluted share in the prior-year period. Excluding a $0.03 per share tax benefit related primarily to income tax accounting for share-based compensation, net income per diluted share was $1.22 in the prior-year period.

Operating Results for the Six Months Ended September 24, 2022 Compared to the Six Months Ended September 25, 2021

●	Net sales increased 15.9% to $717.4 million from $619.0 million in the prior-year period. Consolidated same store sales increased 6.1% with retail store same store sales increasing 7.0% and e-commerce same store sales increasing 0.8%. The increase in net sales was the result of the incremental sales from new stores opened over the past twelve months and the increase in consolidated same store sales, which saw an increase in average unit retail prices, driven in part by inflation.
●	Gross profit was $266.9 million, or 37.2% of net sales, compared to $234.6 million, or 37.9% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The decrease in gross profit rate of 70 basis points was driven by 110 basis points of deleverage in buying, occupancy and distribution center costs, partially offset by a 40 basis-point increase in merchandise margin. Merchandise margin increased 40 basis points despite a 30 basis-point headwind from increased freight expense. The merchandise margin expansion was primarily a result of growth in exclusive brand penetration and better full-price selling.
●	Selling, general and administrative expenses were $170.4 million, or 23.7% of net sales, compared to $130.8 million, or 21.1% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store payroll, other store-related expenses and marketing expenses compared to the prior-year period. Selling, general and administrative expenses as a percentage of net sales increased by 260 basis points primarily as a result of an increase in other store-related expenses, store payroll, and marketing expenses.

●	Income from operations decreased $7.2 million to $96.6 million, or 13.5% of net sales, compared to $103.8 million, or 16.8% of net sales, in the prior-year period, primarily due to higher selling, general and administrative expenses.
●	Net income was $71.4 million, or $2.35 per diluted share, compared to net income of $78.5 million, or $2.59 per diluted share in the prior-year period. Net income per diluted share in the current-year and prior-year periods includes an approximately $0.03 and $0.12 per share benefit, respectively, primarily due to income tax accounting for share-based compensation. Excluding the tax benefits, net income per diluted share in the current-year period was $2.32, compared to $2.47 in the prior-year period.

Current Business

The following table includes total net sales growth and same store sales growth/(decline) for the periods indicated below:

				Thirteen Weeks	Preliminary
	Four Weeks	Four Weeks	Five Weeks	Ended	Four Weeks
	Fiscal July	Fiscal August	Fiscal September	September 24, 2022	Fiscal October

Total Net Sales Growth	11.2%	13.1%	12.7%	12.4%	7.9%

Retail Stores SSS	1.6%	4.4%	5.1%	3.9%	1.7%
E-commerce SSS	(3.0)%	(1.3)%	(13.5)%	(7.0)%	(17.6)%
Total SSS	1.0%	3.6%	2.2%	2.3%	(1.3)%

Balance Sheet Highlights as of September 24, 2022

•	Cash of $19.7 million.
•	$146.8 million drawn under our $250 million revolving credit facility.

Fiscal Year 2023 Outlook

The Company is providing updated guidance for the fiscal year ending April 1, 2023, superseding in its entirety the previous guidance issued in its first quarter earnings report on July 27, 2022. As a result, for the fiscal year ending April 1, 2023, the Company now expects:

●	To open 40 new stores.
●	Total sales of $1.65 billion to $1.67 billion, representing growth of 10.9% to 12.2% over the prior year.
●	Same store sales range of approximately (1.0)% to 0.5%, with retail store same store sales of approximately 2.0% to 3.0% and e-commerce same store sales of (13.0)% to (11.0)%.
●	Gross profit between $617 million and $625 million, or approximately 37.4% of sales. Gross profit includes an estimated 100 basis points of pressure from freight expense.
●	Income from operations between $235 million and $243 million. This represents approximately 14.2% to 14.6% of sales.
●	Interest expense of $4.6 million.

●	Effective tax rate of 25.2% for the remaining six months of the year.
●	Net income of $173.3 million to $179.3 million.
●	Net income per diluted share of $5.70 to $5.90 based on 30.4 million weighted average diluted shares outstanding.
●	Capital expenditures between $80 million and $87 million.
●	Fiscal year 2023 is a 53-week year and the Company expects to generate approximately $34.0 million of sales and earn approximately $0.19 per diluted share in the 53rd week, which is included in the above guidance range.

For the fiscal third quarter ending December 24, 2022, the Company expects:

•	Total sales of $502 million to $514 million, representing growth of 3.3% to 5.8% over the prior year.
•	Same store sales range of approximately (5.0)% to (3.0)%, with retail store same store sales of (2.0)% to flat and e-commerce same store sales of (21.0)% to (17.0)%.
•	Gross profit between $184 million and $189 million, or approximately 36.8% of sales. Gross profit includes an estimated 200 basis points of pressure from freight expense.
•	Income from operations between $71 million and $76 million. This represents approximately 14.1% to 14.8% of sales.
•	Net income per diluted share of $1.71 to $1.83 based on 30.3 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2023 is scheduled for today, October 26, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A Supplemental Financial Presentation is also available on the investor relations section of the Company’s website. A telephone replay of the call will be available until November 26, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13733847. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 322 stores in 40 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Investor Contact:
ICR, Inc.

Brendon Frey, 203-682-8216

BootBarnIR@icrinc.com

or

Company Contact:
Boot Barn Holdings, Inc.

Mark Dedovesh

Vice President, Investor Relations & Financial Planning

BootBarnIRMedia@bootbarn.com

Boot Barn Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 24,	March 26,
	2022	2022
Assets
Current assets:
Cash and cash equivalents	$19,686	$20,674
Accounts receivable, net	11,059	9,662
Inventories	641,021	474,300
Prepaid expenses and other current assets	42,978	37,195
Total current assets	714,744	541,831
Property and equipment, net	204,267	155,247
Right-of-use assets, net	302,007	241,147
Goodwill	197,502	197,502
Intangible assets, net	60,782	60,813
Other assets	6,643	3,315
Total assets	$1,485,945	$1,199,855
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$146,830	$28,549
Accounts payable	171,148	131,394
Accrued expenses and other current liabilities	116,530	133,408
Short-term lease liabilities	46,847	43,117
Total current liabilities	481,355	336,468
Deferred taxes	28,374	26,895
Long-term lease liabilities	299,803	234,584
Other liabilities	2,476	2,232
Total liabilities	812,008	600,179

Stockholders’ equity:
Common stock, $0.0001 par value; September 24, 2022 - 100,000 shares authorized, 30,001 shares issued; March 26, 2022 - 100,000 shares authorized, 29,820 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	206,444	199,054
Retained earnings	476,849	405,477
Less: Common stock held in treasury, at cost, 190 and 135 shares at September 24, 2022 and March 26, 2022, respectively	(9,359)	(4,858)
Total stockholders’ equity	673,937	599,676
Total liabilities and stockholders’ equity	$1,485,945	$1,199,855

Boot Barn Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 24,	September 25,	September 24,	September 25,
	2022	2021	2022	2021
Net sales	$351,545	$312,717	$717,401	$619,044
Cost of goods sold	222,449	194,566	450,475	384,466
Gross profit	129,096	118,151	266,926	234,578
Selling, general and administrative expenses	84,946	68,037	170,351	130,821
Income from operations	44,150	50,114	96,575	103,757
Interest expense	1,362	1,162	2,087	3,725
Other income/(loss), net	—	14	(273)	118
Income before income taxes	42,788	48,966	94,215	100,150
Income tax expense	10,734	11,105	22,843	21,644
Net income	$32,054	$37,861	$71,372	$78,506

Earnings per share:
Basic	$1.08	$1.28	$2.40	$2.67
Diluted	$1.06	$1.25	$2.35	$2.59
Weighted average shares outstanding:
Basic	29,808	29,555	29,778	29,458
Diluted	30,313	30,356	30,351	30,312

Boot Barn Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	September 24,	September 25,
	2022	2021
Cash flows from operating activities
Net income	$71,372	$78,506
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation	16,792	12,871
Stock-based compensation	7,143	5,968
Amortization of intangible assets	32	36
Noncash lease expense	22,951	18,737
Amortization and write-off of debt issuance fees and debt discount	74	1,189
Loss on disposal of assets	250	90
Gain on adjustment of right-of-use assets and lease liabilities	—	(247)
Deferred taxes	1,479	(6,630)
Changes in operating assets and liabilities:
Accounts receivable, net	(972)	5,852
Inventories	(166,721)	(74,514)
Prepaid expenses and other current assets	(5,857)	(25,366)
Other assets	(3,329)	(523)
Accounts payable	36,472	36,312
Accrued expenses and other current liabilities	(27,199)	14,634
Other liabilities	244	507
Operating leases	(14,868)	(18,794)
Net cash (used in)/provided by operating activities	$(62,137)	$48,628
Cash flows from investing activities
Purchases of property and equipment	$(52,459)	$(22,251)
Net cash used in investing activities	$(52,459)	$(22,251)
Cash flows from financing activities
Borrowings on line of credit - net	$118,281	$—
Repayments on debt and finance lease obligations	(419)	(61,872)
Tax withholding payments for net share settlement	(4,501)	(2,648)
Proceeds from the exercise of stock options	247	4,540
Net cash provided by/(used in) financing activities	$113,608	$(59,980)

Net decrease in cash and cash equivalents	(988)	(33,603)
Cash and cash equivalents, beginning of period	20,674	73,148
Cash and cash equivalents, end of period	$19,686	$39,545

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$45,519	$26,005
Cash paid for interest	$1,642	$2,495
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$21,551	$7,195

Boot Barn Holdings, Inc.

Store Count

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 24,	June 25,	March 26,	December 25,	September 25,	June 26,	March 27,	December 26,
	2022	2022	2022	2021	2021	2021	2021	2020
Store Count (BOP)	311	300	289	278	276	273	266	265
Opened/Acquired	10	11	11	11	3	3	8	1
Closed	—	—	—	—	(1)	—	(1)	—
Store Count (EOP)	321	311	300	289	278	276	273	266

Boot Barn Holdings, Inc.

Selected Store Data

	Thirteen Weeks Ended
	September 24,	June 25,	March 26,	December 25,	September 25,	June 26,	March 27,	December 26,
	2022	2022	2022	2021	2021	2021	2021	2020
Selected Store Data:
Same Store Sales growth	2.3%	10.0%	33.3%	54.2%	61.7%	78.9%	26.9%	4.6%
Stores operating at end of period	321	311	300	289	278	276	273	266
Total retail store square footage, end of period (in thousands)	3,451	3,333	3,194	3,063	2,940	2,915	2,854	2,787
Average store square footage, end of period	10,751	10,717	10,648	10,597	10,575	10,563	10,455	10,477
Average net sales per store (in thousands)	$966	$1,031	$1,094	$1,372	$965	$942	$792	$889